                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                    the Securities and Exchange Act of 1934

    Filed by the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                STANDARD BRANDS PAINT COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                STANDARD BRANDS PAINT COMPANY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125   per  Exchange   Act  Rules   0-11(c)(1)(ii),  14a-6(i)(1),  or
     14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed on table  below per Exchange  Act Rules 14a-6(i)(4) and
     0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------
     Set forth the amount on which the filing fee is calculated and state how it was determined.
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid: $
         -----------------------------------------------------------------
     (2) Form, Schedule, or Registration Statement No.:
         -----------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------

                         [LOGO]

                         STANDARD BRANDS PAINT COMPANY
                             4300 WEST 190TH STREET
                           TORRANCE, CALIFORNIA 90509

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

To the Shareholders of
STANDARD BRANDS PAINT COMPANY:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of STANDARD BRANDS PAINT COMPANY (the "Corporation") will be held at the offices of the Corporation, 4300 West 190th Street, Torrance, California on August 7, 1995 at 10:00 a.m., for the following purposes:

    (1) To elect nine directors to serve until the 1996 Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified.

    (2) To vote upon a proposal to ratify the appointment of Price Waterhouse LLP as the Corporation's independent auditors for the current fiscal year.

    (3) To transact such other business as may properly come before the meeting and any adjournments thereof.

    Only shareholders of record at the close of business on June 29, 1995, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

    Your attention is called to the Proxy Statement and accompanying Proxy Card. You are requested, whether or not you plan to be present at the meeting, to sign, date and return the Proxy Card in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote your own shares.

    A copy of the 1995 Annual Report of the Corporation on Form 10-K accompanies this Notice but is not a part of the proxy solicitation material.

                                          By order of the Board of Directors

                                          EDWARD A. DRURY
                                          SECRETARY

Torrance, California
July 3, 1995

    IT IS IMPORTANT THAT ALL SHAREHOLDERS BE REPRESENTED AT THE ANNUAL MEETING. SHAREHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON SHOULD MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHICH WILL BE USED AT THE ANNUAL MEETING. A SELF-ADDRESSED, STAMPED ENVELOPE IS ENCLOSED HEREWITH FOR THAT PURPOSE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

    Requests for additional copies of proxy material should be addressed to Edward A. Drury, Secretary, at the offices of the Corporation, Standard Brands Paint Company, 4300 West 190th Street, Torrance, California 90509.

    Standard Brands Paint Company is listed and traded on the New York Stock Exchange (Symbol: "SBP").

                         STANDARD BRANDS PAINT COMPANY
                             4300 WEST 190TH STREET
                           TORRANCE, CALIFORNIA 90509

                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 7, 1995

                             ---------------------

    The accompanying proxy is solicited by the Board of Directors of Standard Brands Paint Company (the "Corporation"), to be used at the Annual Meeting of Shareholders to be held on August 7, 1995 and any adjournment thereof (the "Meeting"). Shares represented by valid proxies in the enclosed form will be voted as specified if executed and received in time for the Meeting. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO BEING VOTED BY DELIVERING WRITTEN NOTICE TO THE SECRETARY OF THE CORPORATION OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

    This Notice of Annual Meeting and Proxy Statement is being mailed to shareholders on or about July 3, 1995.

                               VOTING SECURITIES

    Only shareholders of record at the close of business on June 29, 1995, are entitled to notice of and to vote at the Meeting, each share having one vote. In electing directors, shareholders entitled to vote are entitled to vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted on shareholders may vote in favor of a proposal, against a proposal or may abstain from voting. Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees to the Board of Directors, and FOR the proposal to ratify the appointment of Price Waterhouse LLP as the Corporation's independent auditors for the current fiscal year. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Meeting. Ratification of the appointment of Price Waterhouse LLP as the Corporation's independent auditors for the current fiscal year will require the affirmative vote of a majority of the shares of Common Stock of the Corporation voting in person or by proxy at the Meeting. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote. On the record date the Corporation had issued and outstanding approximately 20,634,936 shares of Common Stock, par value $.01.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table indicates the number of shares of the Corporation's Common Stock beneficially owned as of May 16, by (i) all persons known to the Corporation to own more than 5% thereof, (ii) all directors and nominees for director of the Corporation, and (iii) all directors and officers of the Corporation as a group:

                                                                             AMOUNT AND NATURE OF    PERCENT OF
NAME OF BENEFICIAL OWNER                                                     BENEFICIAL OWNERSHIP   COMMON STOCK
- ---------------------------------------------------------------------------  --------------------  ---------------
Corimon Corporation (1) ...................................................         23,922,342            84.0%
 c/o Corimon, S.A.C.A.
 Calle Hans Neumann
 Edificio Corimon
 Los Cortijos de Lourdes
 Caracas, Venezuela 0171
Fidelity Capital & Income Fund (2)(3) .....................................          8,823,242            32.1
 82 Devonshire Street, F7E
 Boston, Massachusetts 02109
Kodak Retirement Income Plan Trust Fund("KRI") (2)(4) .....................          1,659,240             7.6
 c/o Fidelity Investments
 82 Devonshire Street, F7e
Transamerica Occidental Life Insurance Company (5) ........................          1,084,691             5.1
 1150 S. Olive Street
 Los Angeles, CA 90015
Roland F. Breault..........................................................                  0            *
Arthur W. Broslat..........................................................                  0            *
Juan Gramage...............................................................                  0            *
Gustavo Jose Blanco-Uribe..................................................                  0            *
Thomas A. White............................................................                  0            *
Richard Boje...............................................................              1,000            *
Robert N. Dangremond.......................................................              1,000            *
Deborah Hicks Midanek......................................................              1,000            *
William E. Yingling, III...................................................              1,000            *
All directors and officers as a group, (11 persons)........................              5,326            *

- ------------------------
*    Less than 1% ownership.

(1) Includes 15,972,332 shares, 1,529,161 shares upon conversion of Preferred Stock, 6,308,489 shares upon purchase and conversion of Preferred Stock and 112,360 shares under a Put Agreement with Libra Investments, Inc. Corimon Corporation is a wholly-owned subsidiary of Corimon S.A.C.A., a Venezuelan corporation with operations in paint and related products (collectively, "CRM").

(2) Fidelity Capital & Income Fund ("FCI") is a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended. Fidelity Management and Research Company, a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 ("FMRC") provides investment advisory services to FCI, to certain other registered investment companies and to certain other funds that are generally offered to United States groups of investors. Kodak Retirement Income Plan Trust Fund is an account managed by Fidelity Management Trust Company, a Massachusetts corporation and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended ("FMTC"). FMRC and FMTC are wholly owned subsidiaries of FMR Corp., a Massachusetts corporation.

(3)  Includes 1,979,626 shares and 6,843,616 shares upon conversion of Preferred
     Stock.

(4)  Includes  372,148 shares and 1,287,092  shares upon conversion of Preferred
     Stock.

(5)  Includes 345,416 shares  and 739,275  shares upon  conversion of  Preferred
     Stock.  Transamerica Occidental Life  Insurance Company is  a subsidiary of
     Transamerica Insurance Corporation of California which is a subsidiary of Transamerica Corporation and is an affiliate of Transamerica Life Insurance and Annuity Corporation.

                             ELECTION OF DIRECTORS

    The Corporation's Bylaws were amended, on February 15, 1995, as part of the Corporation's financial restructuring approved by the shareholders on May 16, 1995 (the "Restructuring") and provide for a Board of Directors consisting of between eight (8) and twelve (12) members, the exact number within this range being determined by resolution of the Board of Directors. The Board of Directors has set the number of director positions at ten. After the election of nine directors, the Board of Directors will have a vacancy which the Board will seek to fill in the next year. The persons named below will be nominated for election to serve until the 1996 Annual Meeting of Shareholders and until their respective successors are elected and qualified. In the event that any nominee for director should become unavailable, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. The Board of Directors has no present knowledge that any of the persons named will be unavailable to serve. It is expected that Arthur W. Broslat will be elected as Chairman of the Board, President and Chief Executive Officer of the Company following the Meeting.

INFORMATION CONCERNING DIRECTORS AND NOMINEES FOR BOARD OF DIRECTORS

    The following table sets forth the principal occupation or employment and principal business of the employer, if any, of each director and nominee for director of the Corporation, as well as his or her age, business experience, other directorships held by him or her and the period during which he or she has previously served as director of the Corporation:

                                        PRINCIPAL OCCUPATION FOR PAST FIVE YEARS; OTHER DIRECTORSHIPS; BUSINESS
   NAME, AGE AND PRESENT POSITION                                      EXPERIENCE
- -------------------------------------  --------------------------------------------------------------------------
Gustavo Jose Blanco Uribe, 50          Gustavo  Blanco-Uribe was appointed  to the Board of  Directors on May 16,
 Director                               1995. Mr. Blanco-Uribe is  the corporate controller and  a member of  the executive  committee of  CRM. Prior  to joining CRM  in 1994,  he was the corporate vice president of administration for Corporacion Venezolana  de
                                        Cementos,   S.A.C.A.  From  1984  to  1990,  he  was  vice  president  of administration and finance for C.A. Venezolana de Ceramicas.
Richard L. Boje, 58                    Richard L. Boje was elected to the Board of Directors on December 10, 1993
 Director                               at a meeting  of the Board  of Directors.  Mr. Boje was  Chairman of  the
                                        Corporation's  Executive Committee and  is a member  of the Corporation's
                                        Compensation Committee.  From  1977  through 1987,  Mr.  Boje  served  in various positions at Carter Hawley Hale Stores, Inc. and its subsidiaries and  affiliates (specialty/retail), including serving  as Chairman of the
                                        Board and Chief Executive  officer of Weinstocks  from 1982 through  1985 and  Chairman  of  the Board  and  Chief  Executive Officer  of  the John
                                        Wanamaker Division from 1985  through 1987. From  1987 through 1992,  Mr.
                                        Boje  served as Chairman of the Board  and Chief Executive Officer of the
                                        Lynn-Edwards  Corporation   (office  products   distributor).  Mr.   Boje
                                        presently is an independent investor and consultant.

                                        PRINCIPAL OCCUPATION FOR PAST FIVE YEARS; OTHER DIRECTORSHIPS; BUSINESS
   NAME, AGE AND PRESENT POSITION                                      EXPERIENCE
- -------------------------------------  --------------------------------------------------------------------------
Roland F. Breault, 55                  Roland  F. Breault was elected to the Board of Directors in February 1995.
 Director                               Mr. Broslat is the  director of corporate  planning for Dakota  Services,
                                        Inc.,  a subsidiary of CRM. Prior to joining CRM in 1994, Mr. Breault was
                                        Vice-President and Area Director of  the Latin American division of  Olin
                                        Corporation,  a  chemicals, metals  and defense  company. He  joined Olin
                                        Corporation in 1983 and held  several positions in operations,  strategic planning and marketing.
Arthur W. Broslat, 50                  Arthur W. Broslat is the Executive Vice-President of CRM. Prior to joining
 Nominee for Director                   CRM  in 1989, Mr. Broslat was Director of Bank of America's Latin America
                                        Corporate Finance Division  based in  Venezuela. Before  joining Bank  of
                                        America,  Mr. Broslat  was a  captain in  the U.S.  Air Force  and held a variety of  financial  management positions  for  a major  U.S.  computer manufacturer.  He is  currently a member  of the Board  of the Venezuelan
                                        American Chamber of Commerce  (VENAMCHAM) and the  Board of Directors  of
                                        Grow  Group, Inc., a paint and  consumer products company. It is expected that Mr.  Broslat  will resign  from  the  Grow Group  Board  before  his election as a Director of the Corporation.
Robert N. Dangremond, 52               Robert  N. Dangremond  was elected to  the Board of  Directors on Director
 Director                               December 10, 1993 at a meeting of the Board of Directors. Mr.  Dangremond was  a member of the Corporation's Executive Committee and is Chairman of
                                        the Corporation's Audit Committee. Mr. Dangremond was the Chairman of the
                                        Board, President and  Chief Executive Officer  of AM International,  Inc.
                                        (graphic  arts supplies and manufacturing). AM International is listed on the American Stock  Exchange. Mr.  Dangremond was elected  to his  former positions at AM International on February 6, 1993. AM International filed a  voluntary petition under the Federal  bankruptcy laws on May 17, 1993.
                                        On September  29, 1993,  AM International's  plan of  reorganization  was confirmed  by the  Bankruptcy Court and  became effective  on October 13,
                                        1993. Since August  1989, Mr. Dangremond  has been a  Principal with  Jay
                                        Alix  &  Associates, a  consulting  and accounting  firm  specializing in corporate restructurings  and turnaround  activities. From  1981  through
                                        1989, Mr. Dangremond was the Chief Financial Officer and Treasurer of the
                                        Leach & Garner Company (manufacturing). From 1969 to 1981, Mr. Dangremond held  various positions with Chase Manhattan Bank, N.A. and prior to that was with  Scott Paper  Company.  Mr. Dangremond  is  also a  director  of
                                        Envirodyne  Industries,  Inc. (manufacturing)  and Barry's  Jewelry, Inc.
                                        (retail).

                                        PRINCIPAL OCCUPATION FOR PAST FIVE YEARS; OTHER DIRECTORSHIPS; BUSINESS
   NAME, AGE AND PRESENT POSITION                                      EXPERIENCE
- -------------------------------------  --------------------------------------------------------------------------
Juan J. Gramage, 43                    Juan J. Gramage was  elected to the Board  of Directors in February  1995.
 Director                               Mr. Gramage is General Manager of the Construcentro division of CRM and a consultant with Dakota Services, Inc. On May 16, 1995, Mr. Gramage became the  General  Manager,  President  and  Chief  Operating  Officer  of the
                                        Corporation. Prior  to joining  CRM  in 1992,  Mr. Gramage  held  various positions  with Industrias  Plycem S.A.,  including General  Manager from
                                        1988 to 1992.
Deborah Hicks Midanek, 40              Deborah Hicks Midanek was  elected to the Board  of Directors on  December
 Chairman of the Board                  10,  1993 at a meeting of the Board of Directors. Ms. Midanek was elected
                                        Chairman of  the Board  in February  1995 and  is expected  to hold  such office  until  Mr.  Broslat's  election as  a  Director.  Ms.  Midanek is
                                        Chairman of the Corporation's Compensation  Committee and is a member  of the  Corporation's  Audit  Committee.  Ms.  Midanek  presently  serves as
                                        Chairman of the Board of Trustees and the Chief Executive Officer of  The
                                        Solon  Funds,  a registered  investment company,  positions she  has held since March 1,  1994. Since  1989, Ms. Midanek  has served  as the  Chief
                                        Executive  Officer of  Solon Asset  Management Corporation,  a registered investment advisor. In  1994, Solon Asset  Management Corporation  became the  general partner  of Solon Asset  Management L.P.,  also a registered investment advisor and advisor to The Solon Funds. During the period from
                                        1992 through 1993, Ms. Midanek  served as Managing Director and  Director of  Mutual Funds for Montgomery Asset  Management, L.P. From 1984 through
                                        1990, Ms. Midanek  held various  positions with  Drexel Burnham  Lambert,
                                        Inc. in the Mortgage Backed Securities Department.
Thomas A. White, 52                    Thomas A. White was elected to the Board of Director in February 1995. Mr.
 Director                               White  is the Director of Manufacturing for Dakota Services, Inc., and he
                                        has held  that  position  since  June of  1994.  He  is  responsible  for manufacturing  for the  Paint Division  coatings plants  across North and
                                        South America. Before joining CRM, he  was employed at PPG Industries,  a chemicals  and coatings  company, from 1985  to 1994, as  the Director of
                                        Manufacturing and previously as the Director of Quality Assurance.
William E. Yingling, III, 51           William E. Yingling, III was elected to the Board of Directors on Director
 Director                               December 10, 1993 at a meeting of the Board of Directors. Mr. Yingling is a member  of the  Corporation's Compensation  and Audit  Committees.  Mr.
                                        Yingling  from 1991 through 1993 was the  Chairman of the Board and Chief
                                        Executive   Officer   of   Thrifty   Corporation   (pharmaceuticals   and
                                        specialty/retail).  During the period 1986 through 1991, Mr. Yingling was the President of the Southern a California division of Lucky Stores, Inc.
                                        (supermarket).

                             THE BOARD OF DIRECTORS

MEETINGS, ORGANIZATIONS AND REMUNERATION

    The business affairs of the Corporation are managed under the direction of the Board of Directors, although the Board is not involved in day-to-day operations. During the fiscal year ended January 29, 1995, the Board of Directors met 14 times. For their services on the Board during the 1994 fiscal year, non-employee directors were paid a retainer fee of $15,000 per annum, $750 for each regular board meeting attended and $500 for each special board meeting and committee meeting attended. In fiscal 1994, each non-employee director received 1,000 shares (as adjusted for the reverse stock split) of the Corporation's Common Stock. Each director attended at least 75% of all Board and applicable committee meetings.

    In addition to the following, the Board established a special Independent Committee in connection with the Restructuring which Committee has subsequently been dissolved. Each member of the Independent Committee (Messrs. Boje, Midanek and Yingling) received payments of $250 per hour up to a maximum of $2,000 per day for their work on the committee.

AUDIT COMMITTEE

    The Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of the Corporation's books and records; reviews with such accounting firm the scope and results of the annual audit; reviews the performance of such independent accountants of professional services, in addition to those which are audit related; consults with the independent accountants with regard to the adequacy of the Corporation's system of internal accounting controls; and reviews fees charged by the independent accountants for professional services.

    The Corporation's independent auditors are invited to attend meetings of the Audit Committee and certain members of management may also be invited to attend. The Audit Committee consists of three nonemployee directors, Robert N. Dangremond who is the chairman of the Committee, William E. Yingling III and Deborah Hicks Midanek. The Audit Committee met twice during the fiscal year ended January 29, 1995.

COMPENSATION COMMITTEE

    The Compensation Committee reviews and approves all salary arrangements and other remuneration for officers of the Corporation. The Compensation Committee consists of three nonemployee directors, Deborah Hicks Midanek, who is the chairman of the Committee, Richard L. Boje, and William E. Yingling, III. The Compensation Committee met 5 times during the fiscal year ended January 29, 1995. The Compensation Committee also acts as the Company's Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries during the fiscal year. None of the executive officers of the Corporation has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Corporation.

EXECUTIVE COMMITTEE

    The Executive Committee, during intervals between meetings of the Board of Directors, previously exercised the powers of the Board of Directors, except with respect to a limited number of matters. The Executive Committee consisted of non-employee directors, Messrs. Richard L. Boje, who was the chairman of the Committee, Robert N. Dangremond, and William E. Yingling, III. The Executive Committee met once during the fiscal year ended January 29, 1995. The Executive Committee was dissolved at a meeting of the Board of Directors held on May 16, 1995.

                             EXECUTIVE COMPENSATION

    The following tables and narrative text discuss the compensation paid in 1994 and the two prior fiscal years to the Corporation's Chief Executive Officer, the Corporation's four other most highly compensated executive officers, and all other former executive officers whose compensation must be disclosed pursuant to applicable law (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                            FISCAL    --------------------------------  OTHER ANNUAL     ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR          SALARY            BONUS      COMPENSATION   COMPENSATION
- -----------------------------------------  ---------  -----------------  -------------  -------------  -------------
Fletcher L. Byrom (1)                           1994  $   360,000             -0-           (10)            -0-
                                                1993  $   195,667(4)          -0-                        $   8,250
                                                1992         N/A              N/A                           N/A
Harvey W. Rosen (1)                             1994  $   189,424(1)(5)       -0-           (10)            -0-
                                                1993         N/A              N/A                           N/A
                                                1992         N/A              N/A                           N/A
Stuart Buchalter (2)                            1994  $   145,000(6)          -0-           (10)            -0-
                                                1993  $   447,500        $   78,000(9)                   $   2,866
                                                1992  $   390,000             -0-                        $   3,396
Ronald I. Scharman (3)                          1994  $   180,000             -0-           (10)            -0-
                                                1993  $    95,367(7)          -0-        $    29,003        -0-
                                                1992         N/A              N/A                           N/A
Howard Schwartz (3)                             1994  $   160,000             -0-           (10)            -0-
 Senior Vice President and                      1993  $    27,898(8)          -0-                           -0-
 Chief Financial Officer                        1992         N/A              N/A                           N/A

- ------------------------
 (1) On February 15, 1995, pursuant to the terms of the Restructuring, Mr. Byrom resigned as Chairman of the Board and Chief Executive Officer, and Mr. Rosen resigned as president. In lieu of any other severance obligations, the Corporation agreed to pay Mr. Byrom $421,422 in twelve equal installments paid quarterly over three years beginning February 15, 1995, and the Corporation agreed to pay Mr. Rosen $187,500, pursuant to the terms of his employment agreement, constituting six months at full salary and six months at 1/2 salary, with said amounts payable monthly, commencing in March 1995.

 (2) Subsequent to the effective date of the Reorganization Plan, Mr. Buchalter resigned as Chairman of the Board and Chief Executive Officer, but was retained by the Corporation to consult on financial matters.

 (3) On February 15, 1995, pursuant to the terms of the Restructuring, Mr. Scharman was appointed interim chief executive officer of the Corporation, prior to that Mr. Scharman was Executive Vice President of the Corporation. He resigned as interim chief executive officer on May 16, 1995. The Corporation has agreed to pay Mr. Scharman a bonus in the amount of six months salary upon his resignation from the Corporation effective May 31, 1995. In lieu of other severance benefits, Mr. Scharman will receive one year and one month severance, payable monthly commencing June 1995, as well as up to $10,000 for moving expenses. Mr. Schwartz is also entitled to severance in the amount of his annual salary in the event of his termination of employment by the Corporation.

 (4) Compensation for fiscal 1993 reflects 5 3/4 months of service.

 (5) Compensation for fiscal 1994 reflects 9 months of service.

 (6) On March 29,  1991 Stuart  Buchalter entered into  an employment  agreement
     ("Employment Agreement"). The Employment Agreement was extended through the effective date of the Reorganization Plan and provided for annual base salary of $390,000. The Employment Agreement entitled Mr. Buchalter to share or participate in any profit sharing, pension, stock, incentive compensation or other benefit plan, insurance or other "fringe benefits" available to executive employees of the Corporation. If Mr. Buchalter had been terminated without cause, he would have been entitled to a severance payment of $750,000. When the Reorganization Plan became effective in 1993, the Employment Agreement was no longer in effect. The Corporation, however, desired to retain Mr. Buchalter as an employee. In a renegotiated agreement with the Corporation, Mr. Buchalter accepted a new contract without severance benefits that provided for a salary of $360,000 for the first year and $120,000 for the second year following the Effective Date of the Reorganization Plan.

 (7) Compensation for fiscal 1993 reflects 7 months of service.

 (8) Compensation for fiscal 1993 reflects 2 months of service.

 (9) During the pendency of the reorganization proceedings, the Corporation, with U.S. Trustee approval, adopted a Senior Executive Retention Program
     ("SERP") which was approved by the Bankruptcy Court as a part of the Reorganization Plan. Under the SERP, key management personnel received one time cash payments on the Effective Date of the Reorganization Plan as compensation for remaining with the Corporation and providing services essential to the Corporation during the pendency of the Chapter 11 process.
     Under the SERP, Mr. Buchalter received $78,000. The SERP has been terminated.

(10) No disclosure is necessary since the aggregate value of perquisites and other personal benefits, securities or property is the lesser of either
     $50,000 or 10% of the total of annual salary and bonus and none of these Named Executives received any other amounts required to be disclosed in this column.

THE RETIREMENT PLAN FOR SALARIED EMPLOYEES

    Retirement benefits under The Retirement Plan for Salaried Employees of Standard Brands Paint Company (the "Retirement Plan"), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the "Code"), are payable to salaried employees who have vested (generally requiring the completion of five years of service) upon retirement at age 65 or in reduced amounts upon earlier retirement prior to age 65 in accordance with the Retirement Plan. A retiree's benefit amounts are determined as the sum, for each year of credited service, of 70% of annual compensation (base salary) plus 65% of annual compensation in excess of Social Security Covered Compensation.

    As of June 15, 1994, the Corporation ceased the accrual of benefits under the plan. The estimated annual benefit accrued to Mr. Buchalter (the only applicable Named Executive) up to the date the accrual of benefits ceased is $43,983.

    The following table shows the estimated annual benefits payable upon retirement to persons of the specific compensation and years of credited service classifications, as reduced by Social Security Covered Compensation (the latter is based on the amounts in effect for 1993 using 1944 as the year of birth). Such amounts assume payments in the form of a straight life annuity commencing at age 65.

                             RETIREMENT PLAN TABLE
                ESTIMATED ANNUAL BENEFITS PAYABLE ON RETIREMENT

CAREER AVERAGE
    ANNUAL                                       YEARS OF CREDITED SERVICE
 COMPENSATION   --------------------------------------------------------------------------------------------
 (AS DEFINED)      10         15         20         25         30          35           40           45
- --------------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
 $    100,000   $  10,438  $  15,657  $  20,875  $  26,094  $  31,313  $    36,532  $    40,032  $    43,532
 $    125,000   $  13,813  $  20,719  $  27,625  $  34,532  $  41,438  $    48,345  $    52,720  $    57,095
 $    150,000   $  17,188  $  25,782  $  34,375  $  42,969  $  51,563  $    60,157  $    65,407  $    70,657
 $    175,000   $  20,563  $  30,844  $  41,125  $  51,407  $  61,688  $    71,970  $    78,095  $    84,220
 $    200,000   $  23,938  $  35,907  $  47,875  $  59,844  $  71,813  $    83,782  $    90,782  $    97,782
 $    225,000   $  27,313  $  40,969  $  54,625  $  68,282  $  81,938  $    93,393  $   103,470  $   107,928
 $    250,000   $  28,776  $  43,164  $  57,552  $  71,940  $  86,328  $   100,716  $   107,928  $   107,928

    Payment of the indicated benefits from the Retirement Plan is subject to provisions as may be necessary to continue its qualified status under the Code and, more particularly, subject to certain limits imposed by Section 415 of the Code upon the annual benefit payable to a retiree from a pension plan qualified under the Code. The above table reflects the 1993 limit, assuming birth in 1944.

    Prior to 1994, the Code prohibited compensation in excess of $200,000 adjusted for the cost of living ($235,840 for 1993), from being taken into account in determining benefits payable under a pension plan that is qualified under the Code. Effective January 1, 1994, compensation in excess of $150,000, adjusted for future increases in the cost of living, is prohibited from being taken into account. The above table reflects the 1993 limitation for all years of credited service.

    At June 15, 1994, credited years of service under the Retirement Plan for the applicable Named Executive was: Mr. Buchalter, 15 years. The compensation covered by the Retirement Plan is equal to the amounts shown in the Summary Compensation Table as Salary plus Bonus. Covered compensation up to the cessation of the accrual of benefits for Mr. Buchalter was $60,000 which amounts to more than 10% lower than his total annual compensation.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMMITTEE CHARTER

    In December 1993, the Board of Directors of the Corporation delegated to the Compensation Committee the authority to review, consider and determine the compensation of the Corporation's then executive officers. The Committee's activities include annual review of executive salaries and review and development of executive compensation programs.

COMPENSATION PHILOSOPHY

    The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Corporation to attract, retain and reward executive officers who contribute to the long-term success of the Corporation. The Corporation is committed to providing a pay program that helps attract and retain the best people in the industry. Targeted levels of the executives' overall compensation are set at levels that the Compensation Committee believes, based on survey data provided by an independent compensation firm, is at the median of other companies in comparable retail and manufacturing businesses.

    Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to competitors. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

    Base salaries provide a basis for (i) attracting, retaining, and motivating valuable professional and managerial talent, (ii) recognizing substantial differences in accountability and responsibility, (iii) providing a base line for variable pay programs in defining target incentive levels, (iv) providing periodic salary adjustments (when business conditions allow) that are based on both labor market economics and incumbent job performance.

COMPENSATION OF EXECUTIVE OFFICERS AS A GROUP

    In June, 1993, the Corporation emerged from its bankruptcy proceedings and completed its recapitalization. The Board's Compensation Committee was reconstituted in December, 1993, with the addition of several new independent directors, including those directors now on the Compensation Committee. When the Company emerged from bankruptcy, salaries were established for the Company's then executive officers. After the Compensation Committee was reconstituted in December 1993, the salaries of the then executive officers including executive officers added during the fiscal year were reviewed based on a survey conducted by an independent compensation firm. The Compensation Committee was not influenced in those reviews by any existing arrangements set by the Reorganization Plan. As a result of that review, the Compensation Committee believed that Ronald I. Scharman's salary should be set at $180,000 per year, which put his salary at the midpoint compensation range for similar executives in comparable companies. The comparable companies used were from the S&P Salary Index, the Ernst & Young National Executive Compensation Survey, the Peat Marwick National Compensation Survey and the Mercantile & Manufacturers Annual Salary Survey (West Coast). The Compensation Committee used this composite of comparisons instead of the Wilshire Retail Industry Index (used in the Performance Graph) since the composite is a more accurate measure since the Company is both a retailer and a manufacturer.

    When the Corporation's financial condition has stabilized, the Compensation Committee believes that the compensation of the executives will be balanced among (a) annual base salary, (b) the potential for an annual incentive award consistent with industry practices based on the level of the Corporation's operating income and other financial strategies and individual performance criteria, and (c) an equity-based plan that would align the interest of the executive with the Corporation's shareholders.

    In July, 1994, the Stockholders approved the Standard Brands Paint Company 1994 Performance Employee Stock Option Plan. The Plan was adopted to better align the interests of the Corporation's management and employees with those of the shareholders. Options have not been granted, but as the Corporation's financial condition stabilizes, the Committee will consider the granting of Options upon recommendations of management and guidelines to be established by an independent compensation firm.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Fletcher L. Byrom was elected to the Board of Directors on June 14, 1993 when the Corporation emerged from bankruptcy. He was elected Chairman of the Board, Chief Executive Officer and President in August 1993. At that time, Mr. Byrom's compensation was set at $420,000, which was the compensation paid to the former chief executive officer. In January, 1994, the Compensation Committee reviewed Mr. Byrom's compensation in view of the survey completed by its compensation consultant. The Compensation Committee recommended, and Mr. Byrom agreed to reduce his salary to $360,000 which is the midpoint of the range for comparable companies. The Compensation Committee's consideration of the compensation of Mr. Byrom in the 1994 fiscal year was strongly influenced by his vast experience as an executive and director over the course of his career with various public corporations, and the Corporation's immediate need for expertise and leadership as it sought to structure, negotiate and implement a restructuring and financing plan.

                                          Deborah Hicks Midanek, Chairman
                                          Richard L. Boje
                                          William E. Yingling, III

PERFORMANCE GRAPH

    The Performance Graph below compares total cumulative shareholder return on the Corporation's common stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            STANDARD BRANDS   WILSHIRE    S & P 500
1990                     100        100          100
1991                      41        112          107
1992                      17        169          137
1993                      16        191          149
1994                      18        189          167
1995                       2        174          168

                   ASSUMES $100 INVESTED ON JANUARY 26, 1990
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING JANUARY 29, 1995

                                                       STANDARD
FISCAL YEAR ENDED                                       BRANDS      WILSHIRE      S&P 500
- ----------------------------------------------------  -----------  -----------  -----------
1990................................................   $     100    $     100    $     100
1991................................................          41          112          107
1992................................................          17          169          137
1993................................................          16          191          149
1994................................................          18          189          167
1995................................................           2          174          168

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

    On May 16, 1995, at a Special Meeting, shareholders of the Corporation approved the Restructuring which involves certain related parties.

    The principal elements of the Restructuring were:

        A. Amendment to the Corporation's Restated Certificate of Incorporation which increased the amount of authorized capital stock of the Corporation, and effected a 1-for-10 Reverse Stock Split pursuant to which each shareholder holds one share of the Corporation's post-split shares for every ten shares presently held;

        B. Sale to CRM of 15,700,496 newly issued shares of the Corporation's common stock ("Common Stock"), which constitutes approximately 76.1% of the Corporation's outstanding common stock, for $14 million (such issuance was priced at $0.89 per share post-Reverse Stock Split, and the $14 million paid by CRM was previously advanced in the form of an interim loan);

        C. Exchange of $16 million of the Corporation's outstanding debt (including approximately $2 million of debt held by CRM) into 2,242,928 newly issued shares of Common Stock (at the same price per share as the CRM shares under B above) and 1,570,049 newly issued shares of 8% cumulative convertible redeemable preferred stock of the Corporation ("Preferred Stock") (priced at $8.92 per share of the Preferred Stock and including a conversion price for the Common Stock of $1.11 per share);

        D. Transfer of 15 of the Corporation's real estate properties to the Liquidating Property Trust established on July 12, 1994, in which the Corporation had a residual interest; release of related long-term debt; and sale of the Corporation's residual interest in the Liquidating Property Trust to, among others, CRM, FCI, and KRI for an additional $2 million payable by CRM and in consideration of their participation in the Restructuring.

    Pursuant to the Investment Agreement, CRM loaned $14 million to the Corporation at the signing of the Investment Agreement as of February 15, 1995 (the "Interim Financing"). The loan made as part of the Interim Financing was exchanged on May 16, 1995 for Common Stock. The Interim Financing permitted the Corporation to have access to the fund constituting the purchase price for the Common Stock to be issued to CRM pursuant to the Investment Agreement during the period prior to May 16, 1995. In addition, as of April 7, 1995, pursuant to an amendment to the Investment Agreement and an unsecured loan agreement, CRM loaned $2 million to the Company. On May 16, 1995 the loan was exchanged as consideration for CRM's purchase from the Company of a 49% residual interest in the Liquidating Property Trust.

    Corimon Corporation funded its equity investment in the Corporation from the proceeds of the sale to FCI of 516,129 shares of Corimon Corporation's Series A Preferred Stock at $15.50 per share and $9,939,175 aggregate principal amount of Put Notes of Corimon Corporation, at a purchase price of 100% of the principal amount thereof, pursuant to a Stock and Note Purchase Agreement, dated as of February 14, 1995, attached as an exhibit to the Schedule 13D, dated February 15, 1995, that Corimon Corporation filed with respect to the Corporation's Common Stock.

    As of May 17, 1995, FCI purchased an aggregate of $5 million of working capital notes from the Corporation. The notes are secured by a second lien on the Corporation's inventory and receivables and two warehouse properties that comprise the paint facility of the Company's wholly-owned subsidiary, Major Paint Company. The notes bear interest at the prime rate plus 5.5%.

    On February 15, 1995, the Corporation and Dakota Services, Inc., a subsidiary of CRM, entered into a contract for the provision of management consulting services. Payment for such services was made monthly based on hours worked, in an amount not less than $35,000 per month. The minimum payment under this contract is not refundable to the Corporation and may only be credited against services incurred during the corresponding calendar month. As of March 31, 1995, the Corporation has accrued $161,583 (and has paid $49,854 to Dakota Services, Inc.) under this contract. This contract terminated on May 16, 1995, although the parties have agreed to negotiate a replacement contract containing substantially the same terms. The Corporation considered that it was in its best interests to obtain the benefit of the expertise and experience of Dakota Services, Inc. through this consulting relationship and that the amount of consideration was commensurate with the benefit to the Corporation under such consulting relationship.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors of the Corporation, upon the recommendation of the Audit Committee, has appointed the firm of Price Waterhouse LLP to serve as independent auditors of the Corporation for the current fiscal year, subject to ratification of this appointment by the shareholders of the Corporation. The Corporation has been advised by Price Waterhouse LLP that neither it nor any member thereof has any financial interest, direct or indirect, in the Corporation or any of its subsidiaries in any capacity.

    On May 16, 1995, the Board of Directors of the Company engaged Price Waterhouse LLP as the Corporation's principal accountant to audit the
Corporation's financial statements and dismissed the Corporation's former account, Ernst & Young LLP. The reports of Ernst & Young LLP on the Corporation's financial statements for each of the last two fiscal years contained qualifications expressing substantial doubt about the Corporation's ability to meet its obligations as they become due and therefore its ability to continue as a going concern, and noting the absence of any adjustments to reflect the possible further effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Corporation to continue as a going concern.

    During the two most recent fiscal years there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not solved to the satisfaction of such accountants, would have caused them to make reference to the subject matter of the disagreement in their reports.

    Price Waterhouse LLP has served as the accountant for CRM and its subsidiaries. Price Waterhouse LLP consulted with CRM prior to the Restructuring as part of CRM's due diligence procedures. Prior to May 16, 1995, Price Waterhouse LLP had not been consulted by the Corporation on either application of accounting principles to a completed or proposed specified transaction or the type of opinion to be rendered on any financial statements of the Corporation.

    Representatives of both Ernst & Young and Price Waterhouse are expected to be present at the Meeting, with an opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

                          TRANSACTIONS WITH MANAGEMENT

    The law firm of Buchalter, Nemer, Fields & Younger, a Professional corporation, of which Stuart Buchalter, former Chairman of the Board and Chief Executive Officer of the Corporation, is of counsel, has in the past performed legal services for the Corporation, and the Corporation expects to retain such firm for certain matters in the current fiscal year. The dollar amount of fees paid by the Corporation to this law firm did not exceed 5% of this law firm's gross revenues for its last fiscal year.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Shareholders of record who wish to have their proposals considered for inclusion in the Corporation's Proxy Statement for the 1996 Annual Meeting of Shareholders should deliver such proposals in writing to the Corporation, addressed as follows: Standard Brands Paint Company, 4300 West 190th Street, Torrance, California 90509, Attention: Edward A. Drury, Secretary. Such proposals must be received by the Corporation at the foregoing address no later than March 3, 1996, to be considered for inclusion in the Corporation's Proxy Statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any matter which may properly be presented for action at the Meeting other than the matters set forth herein, but, should any other matter requiring a vote of the shareholders arise, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies, discretionary authority to do so being included in the proxy, in the interests of the Corporation.

                           PROXIES AND SOLICITATIONS

    Proxies for the Meeting are being solicited by mail directly and through brokerage and banking institutions. The Corporation will pay all expenses in connection with the solicitation of proxies. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Corporation personally, by telephone, or by telegraph. The Corporation does not expect to pay any fees or compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies.

                           AVAILABILITY OF FORM 10-K

    The Corporation's Annual Report on Form 10-K for the fiscal year ended January 29, 1995, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission, will be furnished to shareholders upon written request without charge. A copy may be requested by writing to Edward A. Drury, Secretary, Standard Brands Paint Company, 4300 West 190th Street, Torrance, California 90509.

                                          By Order of the Board of Directors

                                          Edward A. Drury
                                          SECRETARY

Torrance, California
July 3, 1995

PROXY                    STANDARD BRANDS PAINT COMPANY

    Solicited on behalf of the Board of Directors of STANDARD BRANDS PAINT COMPANY (the "Corporation") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on August 7, 1995 at 10:00 A.M., at 4300 West 190th Street, Torrance, California.

    The undersigned hereby appoints Edward A. Drury and Denise McHugh, or either one of them, as Proxies, with full power of substitution, to vote all shares of Common Stock of the Corporation held of record by the undersigned on June 29, 1995 at the Meeting or at any adjournments thereof, on the proposals set forth below and in their discretion upon such other business as may properly come before the Meeting.

    The Board of Directors recommends a vote for all Nominees listed in Proposal 1 and ratification of Proposal 2.

1.  ELECTION OF DIRECTORS   FOR all nominees listed below                    WITHHOLD AUTHORITY
                            for the terms set forth in the Proxy Statement   TO VOTE FOR ALL NOMINEES LISTED BELOW.
                            (EXCEPT AS MARKED TO THE CONTRARY BELOW). / /    / /

        Gustavo Jose Blanco-Uribe Richard L. Boje Roland F. Breault Arthur W. Broslat Robert N. Dangremond
      Juan Gramage  Deborah Hicks Midanek  Thomas A. White  William E. Yingling,
III

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
                THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)
                                        ________________________________________

2.  Ratification of the appointment of Price Waterhouse LLP as the Corporation's independent auditors.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.  In their discretion, the Proxies are  authorized to vote upon such other  business as may properly come  before the Meeting.

    This proxy, when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Proxy Statement dated July 3, 1995 is acknowledged.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.
                                               Date: _____________________, 1995
                                               _________________________________
                                                          (Signature)
                                               _________________________________
                                                          (Signature)

                                               Please  sign exactly as your name
                                               appears hereon.  When signing  as
                                               attorney, executor,
                                               administrator,  trustee, guardian
                                               or  corporate   officer,   please
                                               include full title.